EXHIBIT 13.7

June 27, 2011

To whom it may concern,

CONSENT

This is to confirm that Spinach Ltd. conducted consumer surveys commissioned by SodaStream International Ltd. in the following countries as detailed below:

Country	Date of Survey	Number of Respondents
United Kingdom	June 2010	1009

The survey questions included the following questions:

1.	Do you have or have you ever had a home carbonation system or a similar appliance in your household, either as an adult or a child?
2.	Which make is/was this home carbonation system?

We hereby give our consent to the use of data from the above surveys in the Annual Report on Form 20-F filed by SodaStream International Ltd. with the United States Securities and Exchange Commission and to the reference in the Annual Report to the name Spinach Ltd. in connection therewith.

We further consent to the incorporation by reference of this consent, data from the above surveys and references to our name in connection therewith in the registration statement on Form S-8 (No. 333-170299) of SodaStream International Ltd.

Sincerely,

/s/ Frances Sinclair
Frances Sinclair
OPERATIONS MANAGER
SPINACH LTD